Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX SALES GROW FOR 6TH CONSECUTIVE QUARTER;
DIVIDEND RAISED FOR 12TH CONSECUTIVE YEAR

SAN JOSE, CA, April 26, 2017-- Xilinx, Inc. (Nasdaq: XLNX) today announced March quarter and fiscal 2017 results. Sales increased 4% to $609 million in the March quarter, representing the sixth consecutive quarter of sales increase for the Company. March quarter net income was $153 million, or $0.57 per diluted share. Fiscal 2017 sales were $2.35 billion, up 6% from the prior fiscal year. Fiscal 2017 net income was $623 million, or $2.32 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.35 per outstanding share of common stock, an increase from the current dividend of $0.33 per share. The quarterly dividend increase will be effective in the June quarter, payable on June 1, 2017 to all stockholders of record at the close of business on May 16, 2017.

Additional March quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

	Q4 FY 2017	Q3 FY 2017	Q4 FY 2016	Q-T-Q	Y-T-Y
Net revenues	$609	$586	$571	4%	7%
Operating income	$173	$163	$178	6%	-3%
Net income	$153	$142	$145	8%	6%
Diluted earnings per share	$0.57	$0.52	$0.54	10%	6%

“In the March quarter, we achieved a major milestone when sales from our 28nm product family significantly surpassed $200 million, setting a PLD industry record,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Our newest products, manufactured on the 20nm and 16nm nodes, experienced similar success during the quarter. Our 20nm products generated $60 million in sales driven by a broad base of applications. At the 16nm node, we are now shipping 14 unique products to more than 450 customers. Our execution at the 28nm, 20nm and 16nm technology nodes has enabled our ‘3-peat’ leadership over the competition.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2017	Q3 FY 2017	Q4 FY 2016	Q-T-Q	Y-T-Y
North America	31%	30%	32%	8%	2%
Asia Pacific	42%	43%	38%	2%	17%
Europe	19%	19%	21%	5%	1%
Japan	8%	8%	9%	0%	-7%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2017	Q3 FY 2017	Q4 FY 2016	Q-T-Q	Y-T-Y
Communications & Data Center	41%	44%	43%	-3%	1%
Industrial, Aerospace & Defense	43%	41%	40%	8%	14%
Broadcast, Consumer & Automotive	16%	15%	17%	13%	4%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2017	Q3 FY 2017	Q4 FY 2016	Q-T-Q	Y-T-Y
Advanced Products	49%	47%	38%	9%	36%
Core Products	51%	53%	62%	0%	-11%

Products are classified as follows:

Advanced products: UltraScale+, Ultrascale and 7-series products.
Core products: Virtex-6, Spartan-6, Virtex-5, CoolRunner-II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500 products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q4 FY 2017	Q3 FY 2017	Q4 FY 2016

Annual Return on Equity (%)*	24	25	21

Operating Cash Flow	$306	$106	$127

Depreciation Expense	$12	$11	$12

Capital Expenditures	$20	$20	$15

Combined Inventory Days	121	114	102

Revenue Turns (%)	44	56	49

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights

•
Xilinx’s 28nm product family significantly surpassed $200 million in sales during the March quarter, setting a PLD industry record. Introduced in 2011, the 28nm node is the broadest product family ever offered by Xilinx with innovative new products such as Zynq SoCs and 3D ICs. As a result, this node is driving success across multi-markets as well as a much longer and more profitable sales ramp than any product in Xilinx’s history.

•
Xilinx and Amazon Web Services (AWS) announced the General Availability of Virtex UltraScale+ FPGAs in the Amazon Elastic Compute Cloud F1 instances. F1 provides programmable hardware acceleration with FPGAs and enables users to optimize their compute resources for the unique requirements of their workloads. F1 instances will be used to solve complex science, engineering and business problems that require high bandwidth, enhanced networking and very high compute capabilities.

•
The PLD Industry’s most successful All Programmable SoC, Xilinx’s Zynq family, surpassed 10% of sales in the recently ended March quarter, achieving a new record. Sales for these devices are being driven by a broad base of applications including Advanced Driver Assist, Aerospace and Defense, Industrial and Communications.

•
Xilinx recently announced a major expansion of the 16nm portfolio with our All Programmable RF SoC product family, a disruptive integration and architectural breakthrough for 5G wireless with RF class analog technology. This family provides a 50-75% power and footprint reduction for 5G, cable and wireless backhaul applications.

•
Xilinx recently introduced the reVISION stack, enabling design teams without deep hardware expertise to more easily combine machine learning and computer vision algorithms into highly responsive systems. This software stack is intended to enable new applications such as collaborative robots, drones, augmented reality, autonomous vehicles, automated surveillance and medical diagnostics.

•
Xilinx recently increased its quarterly dividend by $0.02 per share to $0.35 per share, effective in the June quarter of fiscal 2018, marking its 12th consecutive year of dividend increases. During fiscal 2017, Xilinx generated $934 million in operating cash flow, paid its shareholders a record $333 million in dividends and repurchased 9.8 million shares for $522 million.

Business Outlook - June Quarter Fiscal 2018

•	Sales are expected to be approximately $600 million to $630 million.

•	Gross margin is expected to be 68% to 70%.

•	Operating expenses are expected to be approximately $242 million including $1 million of amortization of acquisition-related intangibles.
•Other income is expected to be approximately $1 million.

•	June quarter tax rate is expected to be approximately 12-15%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 73811483. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal 2018. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1712F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016	April 1, 2017	April 2, 2016
Net revenues	$609,452	$585,688	$571,066	$2,349,330	$2,213,881
Cost of revenues	185,811	178,233	175,799	708,216	671,907
Gross margin	423,641	407,455	395,267	1,641,114	1,541,974
Operating expenses:
Research and development	164,256	159,248	135,645	601,443	533,891
Selling, general and administrative	84,797	83,780	80,277	335,150	331,652
Amortization of acquisition-related intangibles	1,184	1,455	1,244	5,127	6,550
Total operating expenses	250,237	244,483	217,166	941,720	872,093
Operating income	173,404	162,972	178,101	699,394	669,881
Interest and other expense, net	2,184	392	8,263	8,314	33,056
Income before income taxes	171,220	162,580	169,838	691,080	636,825
Provision for income taxes	17,795	20,734	24,803	68,568	85,958
Net income	$153,425	$141,846	$145,035	$622,512	$550,867
Net income per common share:
Basic	$0.62	$0.57	$0.57	$2.47	$2.14
Diluted	$0.57	$0.52	$0.54	$2.32	$2.05
Cash dividends per common share	$0.33	$0.33	$0.31	$1.32	$1.24
Shares used in per share calculations:
Basic	249,014	250,982	255,467	252,301	257,184
Diluted	267,157	270,781	268,462	268,813	268,667

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	April 1, 2017	April 2, 2016
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,321,457	$3,337,699
Accounts receivable, net	243,915	307,458
Inventories	227,033	178,550
Other current assets	87,711	92,951
Total current assets	3,880,116	3,916,658
Net property, plant and equipment	303,825	283,346
Long-term investments	116,288	220,807
Other assets	440,303	398,458
Total assets	$4,740,532	$4,819,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$386,301	$307,222
Deferred income on shipments to distributors	54,567	51,758
Current portion of long-term debt	456,328	585,417
Total current liabilities	897,196	944,397
Long-term debt	995,247	993,639
Deferred tax liabilities	317,639	261,467
Other long-term liabilities	21,411	16,979
Temporary equity	1,406	12,894
Stockholders' equity	2,507,633	2,589,893
Total Liabilities and Stockholders' Equity	$4,740,532	$4,819,269

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Twelve Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016	April 1, 2017	April 2, 2016
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,506	$11,110	$12,060	$45,423	$50,828
Amortization	4,602	4,887	4,464	17,203	17,613
Stock-based compensation	32,785	30,867	27,520	122,858	111,984
Net cash provided by operating activities	306,318	105,584	126,761	934,131	746,255
Purchases of property, plant and equipment	20,226	19,875	14,835	72,051	34,004
Payment of dividends to stockholders	81,809	83,256	78,877	332,542	318,988
Repurchases of common stock	108,062	213,844	143,183	522,045	443,181
Proceeds from issuance of common stock
to employees, net of withholding taxes	22,084	1,195	29,374	32,792	51,094

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,020	$1,945	$2,105	$8,014	$7,977
Research and development	18,019	17,154	15,131	66,822	59,692
Selling, general and administrative	12,746	11,768	10,284	48,022	44,315